                                                                     Exhibit 3.1

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                     OF THE

                    6.5% CUMULATIVE PREFERRED STOCK SERIES D
                        STATED VALUE $100.00 PER SHARE OF

                           DAMARK INTERNATIONAL, INC.

                  DAMARK International, Inc., a corporation organized and existing under the laws of the state of Minnesota (the "COMPANY"), does hereby certify as follows, pursuant to Section 302A.401 of the Minnesota Business Corporation Act:

                  1. Pursuant to the authority vested in the Board of Directors of the Company (the "BOARD") by Article IV of the Restated Articles of Incorporation of the Company, the Board, at a meeting duly convened and held on the 28th day of September, 2000, adopted the resolution (the "RESOLUTION") attached hereto as Exhibit 1, creating a series consisting of 200,000 shares of its preferred stock, with a par value of $.01 per share, designated as 6.5% Cumulative Convertible Preferred Stock, Series D.

                  2. The Resolution and the creation and authorization thereby of the 6.5% Cumulative Convertible Preferred Stock, Series D, was duly adopted by the Board pursuant to its authority as aforesaid and in accordance with the Minnesota Business Corporation Act and has not been amended, modified, rescinded or superseded and remains in full force and effect.

                  IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed, delivered and filed this 29th day of September, 2000.

                                         DAMARK INTERNATIONAL, INC.

                                         By:____________________________________
                                            Mark A. Cohn
                                            Chairman and Chief Executive Officer

                                         ATTEST:

                                         _______________________________________

                                               Stephen P. Letak, Secretary

                                    EXHIBIT 1

                  RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Company's Restated Articles of Incorporation, the Board hereby authorizes the designation and issuance of up to 200,000 shares of a new series of preferred stock entitled 6.5% Cumulative Convertible Preferred Stock, Series D (the "SERIES D PREFERRED SHARES") with terms substantially as attached hereto as Exhibit A, and, pursuant thereto, the Board hereby (a) authorizes the adoption and filing of a Certificate of Designations of 6.5% Cumulative Convertible Preferred Stock, Series D with terms substantially as attached hereto and with such final terms as may be approved by the Chairman of the Board, and (b) authorizes and directs that the Company initially reserve and keep available out of its authorized Common Stock 5,250,000 shares of Common Stock that may be deliverable upon conversion of all outstanding shares of the Series D Preferred Shares, upon exercise of the related warrants and upon payment of dividends in Common Stock on the Series D Preferred Shares.

                                    EXHIBIT A

         (1) DESIGNATION. The series of preferred stock established hereby shall be designated the "6.5% Cumulative Convertible Preferred Stock, Series D" (and shall be referred to herein as the "SERIES D PREFERRED SHARES") and the authorized number of Series D Preferred Shares, par value $.01 per share, shall be 200,000. The stated value per share shall be $100.00 (the "STATED VALUE").

         (2) CONVERSION OF SERIES D PREFERRED SHARES. A holder of Series D Preferred Shares (collectively, the "HOLDERS" and each a "HOLDER") shall have the right, at such holder's option, to convert the Series D Preferred Shares into shares of the Company's common stock, par value $.01 per share (the "COMMON STOCK"), on the following terms and conditions:

                  (a)      CONVERSION RIGHT. Subject to the provisions of
Section 2(f) below, each Series D Preferred Share shall be convertible at the option of the Holder thereof, at any time or from time to time on or after the initial date of issuance of the Series D Preferred Shares (the "INITIAL ISSUANCE DATE") into fully paid, validly issued and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(g) below) of Common Stock, at the Conversion Rate (as defined below). In no event shall the Company honor any request by any Holder to convert Series D Preferred Shares in excess of that number of Series D Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such conversion (the Blocker Provision), PROVIDED, HOWEVER, that a Holder may elect to waive this restriction upon not less than sixty-one (61) days prior written notice to the Company; PROVIDED FURTHER that this restriction shall not preclude the Company from issuing shares in connection with the Mandatory Redemption Date (as defined herein). For purposes of this paragraph "beneficial ownership" shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

                  (b) CONVERSION RATE. The number of shares of Common Stock issuable upon conversion of each of the Series D Preferred Shares pursuant to Sections (2)(a) and 2(f) shall be determined in accordance with the following formula (the "CONVERSION RATE"):

                 Stated Value + all accrued and unpaid dividends
    ------------------------------------------------------------------------
                                Conversion Price

         For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                           (i)      "ADDITIONAL SHARES OF COMMON STOCK" shall
mean, all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Section (2)(d)(ii) or (2)(d)(iv), deemed to be issued) by the Company after the Initial Issuance Date, whether or not subsequently reacquired or retired by the Company other than (a) (i) shares of Common Stock issued upon conversion of the Series D Preferred Shares, (ii) shares of Common Stock issued upon exercise of the Warrants, or (iii) such number of additional shares of Common Stock as may become issuable by conversion of the Series D Preferred Shares and exercise of the Warrants by reason of adjustments required pursuant to the anti-dilution provisions applicable to such Warrants or Series D Preferred Shares as in effect on the date hereof; and (b) (i) shares of Common Stock issued pursuant to Approved Stock Plans (as defined herein), (ii) Dividend Shares (as defined herein), (iii) shares of Common Stock issued pursuant to any right to purchase such shares in existence as of August 31, 2000 and set forth on Schedule 3(c) to the Purchase Agreement (the "EXISTING OPTIONS"); and (iv) shares of Common Stock issued in connection with a Strategic Financing;

                           (ii)     "ANNIVERSARY DATE" means September 29th of
each calendar year;

                           (iii)    "APPROVED STOCK PLAN" means any contract,
plan or agreement which has been or shall be approved by the Board of Directors of the Company (the "BOARD"), pursuant to which the Company's securities may be issued after the Initial Issuance Date to any employee, officer, director, consultant or other service provider of the Company in an aggregate amount that does not exceed 1,500,000 shares of the Common Stock (subject to appropriate adjustment for any stock dividends, any subdivsion or combination, or other reorganization of the outstanding shares of Common Stock);

                           (iv)     "AVERAGE MARKET PRICE" shall mean the
average of the Closing Bid Prices of the Common Stock for the ten (10) trading days immediately preceding the applicable date;

                           (vi)     "CLOSING BID PRICES" shall mean for any
security as of any date, the closing bid price of such security on the principal securities exchange or trade market where such security is listed or traded as reported by Bloomberg, L.P. ("BLOOMBERG"), or if the foregoing does not apply, the closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date, as set forth above, the Closing Bid Price of such security shall be the fair market value as determined in good faith by an investment banking firm selected jointly by the Company and the Holders, with the fees and expenses of such determination borne solely by the Company;

                           (vii)    "CONVERSION PRICE" means $12.94, subject to
adjustment as provided herein;

                           (viii)   "PURCHASE AGREEMENT" means the securities
purchase agreement dated as of September 29, 2000 by and among the Company and the Buyers signatory thereto;

                           (ix)     "STRATEGIC FINANCING" shall mean any future
equity financing whereby Common Stock or Convertible Securities are issued for consideration other than cash or cash equivalents (e.g., notes) to any person or entity which has or is proposed to have a material business, technology or commercial relationship with the Company in addition to any equity financing provided by such person or entity and it is determined by the Board of Directors of the Company that such equity financing will result in or further develop a material business, technology or commercial relationship with the Company; PROVIDED, HOWEVER, that the aggregate number of shares of Common Stock (including Convertible Securities and Options on a fully diluted) that may be issued pursuant to Strategic Financings may not exceed 750,000 shares.

                           (x)      "WARRANTS" shall mean the common stock
purchase warrants (and any such warrants issued in substitution therefor) originally issued pursuant to the terms of the Purchase Agreement.

                  (c) EFFECT OF FAILURE TO OBTAIN AND MAINTAIN EFFECTIVENESS OF REGISTRATION STATEMENT. (i) If the registration statement (the "REGISTRATION STATEMENT") covering the resale of the shares of Common Stock issuable upon conversion of the Series D Preferred Shares and required to be filed by the Company pursuant to the Registration Rights Agreement between the Company and the initial Holders of the Series D Preferred Shares (the "REGISTRATION RIGHTS AGREEMENT") is not declared effective by the United States Securities and Exchange Commission or any successor entity thereto (the "SEC") on or before the 105th calendar day following the Initial Issuance Date (the "SCHEDULED EFFECTIVE DATE"), then for each consecutive thirty (30) day period following the Scheduled Effective Date, each Holder of Series D Preferred Shares shall, until such time as the Registration Statement is declared effective by the SEC (all such payments to be made in cash on the first day of each thirty
(30) day period (refundable pro rata for partial months)), be entitled to an amount equal to the product of (A) one percent multiplied by (B) the Stated Value plus all accrued and unpaid dividends thereon, multiplied by (C) the number of Series D Preferred Shares held by such Holder.

                           (ii)     If the Registration Statement shall not have
been declared effective by the 180th day following the Scheduled Effective Date, the Company shall be required, at the option of the Holders, to redeem the Series D Preferred Shares in accordance with Section 3(a) and in connection therewith the Company shall pay the Holders who so elect, a price per Series D Preferred Share equal to the Triggering Event Redemption Price (as defined in
Section 3(a)(ii)).

                  (d) ADJUSTMENT TO CONVERSION PRICE AND THE CLOSING BID PRICES -- DILUTION AND OTHER EVENTS. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price and the Closing Bid Prices for any days during any measuring period prior to any of the events set forth below (the "ADJUSTING CLOSING BID PRICES") will be subject to adjustment from time to time as provided in this Section 2(d). Notwithstanding anything contained herein to the contrary, the issuance of Common Stock pursuant to the Existing Options or any Approved Stock Plan shall not give rise to any adjustment under this Section 2(d). Any such adjustments to the Conversion Price and the Adjusting Closing Bid Prices will be applicable to Series D Preferred Shares not yet converted or redeemed.

                           (i)      DIVIDENDS AND DISTRIBUTIONS. If the Company
shall declare or pay to the holders of the Common Stock a dividend or other distribution payable in shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock, each Holder shall be entitled to receive the number of shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock, as applicable, which such Holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution as if the Series D Preferred Shares then held by such Holder had been converted at the Conversion Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution; PROVIDED, HOWEVER, that the foregoing adjustment shall not apply to the ClickShip Distribution and there shall be no adjustments resulting from the ClickShip Distribution under this Section 2(d).

                           (ii)     STOCK SPLITS AND COMBINATIONS. If the
Company shall subdivide (by means of any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine (by means of any combination, reverse stock split or otherwise) the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of shares of Common Stock any shares of the Company, the Conversion Price and the Adjusting Closing Bid Prices, each in effect immediately prior thereto shall be adjusted so that each Holder shall receive the number of shares of Common Stock which such Holder would have owned or been entitled to receive after the happening of any and each of the events described above if such Holder had converted the Series D Preferred Shares held by such Holder immediately prior to the happening of each such event on the day upon which such subdivision or combination, as the case may be, becomes effective. Additional Shares of Common Stock deemed to have been issued pursuant to this Section 2(d)(ii) shall be deemed to have been issued for no consideration.

                           (iii)    ORGANIC CHANGES. Any recapitalization,
reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets (in one or a series of related transactions) to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "ORGANIC CHANGE". In case the Company shall effect an Organic Change, then the Holder shall be given a written notice from the Company informing such Holder of the terms of such Organic Change and of the record date thereof for any distribution pursuant thereto, at least twenty (20) days in advance of such record date, and, if such record date shall precede the Mandatory Redemption Date, each Holder shall have the right thereafter to receive, upon conversion of the Series D Preferred Shares, the number of shares of stock or other securities, property or assets of the Company, or of its successor or transferee or any affiliate thereof, or cash receivable upon or as a result of such Organic Change that would have been received by a holder of the number of shares of Common Stock equal to the number of shares each Holder would have received had such Holder converted its Series D Preferred Shares prior to such event at the Conversion Price in effect immediately prior to such event unless the Organic Change is a Major Transaction (as defined in Section 3(b) below) and the outstanding Series D Preferred Shares are redeemed as provided in Section 3(b). In any such case, the Company will make appropriate provision (in form and substance reasonably satisfactory to the Holders of a majority of the Series D Preferred Shares then outstanding) to insure that the provisions of this Section 2(d)(iii) will thereafter be applicable to the Series D Preferred Shares (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such Organic Change, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change) unless the Organic Change is a Major Transaction (as defined in
Section 3(b) below) and the outstanding Series D Preferred Shares are redeemed as provided in Section 3(b). The Company will not effect any such Organic Change unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such Organic Change assumes, by written instrument (in form and substance satisfactory to the Holders of a majority of the Series D Preferred Shares then outstanding), the obligation to deliver to each Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire or receive. The provisions of this subparagraph (iii) shall similarly apply to successive Organic Changes. "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                           (iv)     ADJUSTMENT UPON ISSUANCE OF OPTIONS AND
CONVERTIBLE SECURITIES. If the Company at any time or from time to time after the date hereof shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities of the Company entitled to receive, any rights or options to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or any stock or other securities convertible into or exchangeable for Additional Shares of Common Stock (such rights or options being herein called "OPTIONS" and such convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES") (whether or not the rights thereunder are immediately exercisable) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (the "NEW OPTION ISSUANCE PRICE") is less than the Average Market Price immediately prior to such time, then, and in each such case, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading).

                                    For purposes of this Section 2(d)(iv), the
New Option Issuance Price shall mean the amount determined by dividing (A) the total amount, if any, received and receivable by the Company as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Company upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (B) the total maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                           (v)      CHANGE IN OPTION PRICE OR RATE OF
CONVERSION. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for any class of Common Stock change at any time, the Conversion Price at the time of such change shall be readjusted, effective on and after the date of such change, to the Conversion Price which would have been in effect on the date of such change had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                           (vi)     ISSUANCE OF ADDITIONAL SHARES OF COMMON
STOCK. In case the Company at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2(d)(ii), (iv) or (v)), without consideration or for a consideration per share less than the Average Market Price (or, in the case of an Underwritten Pubic Offering, for consideration less than the offering price to the public) in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price shall be reduced, to a price determined by multiplying such Conversion Price by a fraction

                                    (A)      the numerator of which shall be the
sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale and (ii) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such Additional Shares of Common Stock so issued or sold would purchase at the Average Market Price, and

                                    (B)      the denominator of which shall be
the number of shares of Common Stock outstanding immediately after such issue or sale, PROVIDED that, for the purposes of this Section 2(d)(vi), (x) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to Section 2(d)(ii), (iv) or (v), such Additional Shares of Common Stock shall be deemed to be outstanding, and
(y) treasury shares of Common Stock shall not be deemed to be outstanding.

         An "Underwritten Public Offering" shall mean an offering of shares of Common Stock through one or more investment banking firms that is registered with the SEC in which the net proceeds received by the Company exceeds $25 million.

                           (vii)    ISSUANCE OF CONVERTIBLE SECURITIES AND
ADDITIONAL SHARES OF COMMON STOCK. In case the Company at any time or from time to time after the date hereof, other than in connection with a Strategic Financing, shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2(d)(ii), (iv) or (v)) or shall issue or sell any Options or Convertible Securities, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale (such consideration referred to as the "TRIGGERING PRICE" and such event referred to as a "TRIGGERING EVENT"), then, subject to Section 2(d)(v) and in each such case, the Conversion Price shall be reduced, concurrently with such issue or sale, to a price equal to the Triggering Price, subject to further adjustment and readjustment from time to time as provided in this Section 2(d), and, as so adjusted or readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by this Section 2(d).

                           (viii)   OTHER DILUTIVE EVENTS. In case any event
shall occur as to which the provisions of this Section 2(d) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Holder in accordance with the essential intent and principles of this Section 2(d), then, in each such case, the Board of Directors of the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to preserve, without dilution, the conversion rights represented by this Section 2.

                           (ix)     NO DILUTION OR IMPAIRMENT. The Company shall
not, by amendment of its articles of incorporation or through any Organic Change or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders against dilution or other impairment. Without limiting the generality of the foregoing, the Company (A) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock, free from all taxes, liens, security interests, encumbrances, preemptive rights and charges on the conversion of the Series D Preferred Shares, (B) shall not take any action which results in any adjustment of the Conversion Price or the Adjusting Closing Bid Prices if the total number of shares of Common Stock issuable after the action upon the conversion of the Series D Preferred Shares would exceed the total number of shares of Common Stock then authorized by the Company's articles of incorporation and available for the purpose of issue upon such exercise, (C) shall not permit the par value of any shares of stock receivable upon the conversion of the Series D Preferred Shares to exceed the amount payable therefor upon such exercise, and (D) shall not issue any capital stock of any class which, as to the Holders, is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up, unless the rights of the holders thereof shall be limited to a fixed sum or percentage of par value or a sum determined by reference to a formula based on a published index of interest rates, an interest rate publicly announced by a financial institution or a similar indicator of interest rates in respect of participation in dividends and to a fixed sum or percentage of par value in any such distribution of assets.

                           (x)      CLICKSHIP DIRECT DISTRIBUTION. In lieu of
any other adjustments under this Section 2(d) resulting from the ClickShip Distribution, in the event that the Company distributes the shares or assets of ClickShip Direct, Inc. ("CLICKSHIP"), to the shareholders of the Company or consummates any similar transaction (the "CLICKSHIP DISTRIBUTION"), the Series D Preferred Shares shall remain the outstanding obligations of the Company or its successor and the Conversion Price then in effect shall be reduced by an amount equal to the greater of (i) the average of the Closing Bid Prices of the principal securities of ClickShip that trade on the principal exchange or market for such securities for the ten (10) trading days immediately following the date of the ClickShip Distribution, (ii) the value per share to the shareholders of the Company established by the Board for federal income tax purposes as a result of the ClickShip Distribution and (iii) the difference between (x) the average of the Closing Bid Prices of the Common Stock for the ten (10) trading days ending on the trading day immediately preceding the date of the ClickShip Distribution and (y) the average of the Closing Bid Prices of the Common Stock for the ten (10) trading days immediately following the date of the ClickShip Distribution. In the event that the ClickShip Distribution or the ClickShip Disposition (as defined in the Purchase Agreement) is not consummated by March 31, 2001, the Conversion Price then in effect shall be reduced, but not increased, to an amount equal to the lesser of (1) the average of the Closing Bid Prices for the twenty (20) trading days prior to such date and (2) 101% of the Closing Bid Price of the trading day prior to such date. An equivalent adjustment shall be made on each subsequent September 30 and March 31 that the ClickShip Distribution or the ClickShip Disposition has not been consummated.

                           (xi)     NOTICES.

                                    (A)      Immediately upon any adjustment
pursuant hereto of the Conversion Price or the Adjusting Closing Bid Prices, the Company will give immediate written notice thereof to each Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                                    (B)      The Company will give written
notice to each Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, or (II) for determining rights to vote with respect to any Organic Change, dissolution or liquidation; PROVIDED, that in no event shall such notice be provided to such Holder prior to such information being made known to the public.

                                    (C)      The Company will also give written
notice to each Holder at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place.

                           (xii)    SUCCESSIVE ADJUSTMENTS. Successive
adjustments in the Conversion Price and the Adjusting Closing Bid Prices shall be made whenever any event specified above shall occur. All calculations under this Section 2(d) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment in the Adjusting Closing Bid Prices shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of, and together with, any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall in the aggregate equal $0.01 or more.

                  (e) MECHANICS OF CONVERSION. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 5 below:

                           (i)      HOLDER'S DELIVERY REQUIREMENTS. To convert
Series D Preferred Shares into full shares of Common Stock on any date (the "CONVERSION DATE"), the Holder thereof shall (A) deliver by courier or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as
Exhibit I (the "CONVERSION NOTICE"), to the Company or its designated transfer agent (the "TRANSFER AGENT"), and (B) surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificates representing the Series D Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction pursuant to the provisions set forth in
Section 12 hereof) (the "PREFERRED STOCK CERTIFICATES") and the originally executed Conversion Notice.

                           (ii)     COMPANY'S RESPONSE. Upon receipt by the
Company of a copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction pursuant to the provisions set forth in Section 12 hereof), together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, on the next business day following the date of such receipt (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, (B) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depository Trust Company, or
(C) if the Holder requests, issue shares in electronic format (E.G. via DWAC).

                           (iii)    DISPUTE RESOLUTION. In the case of a dispute
as to the determination of the Conversion Price, the Company shall promptly issue to the Holder the number of shares of Common Stock that is not disputed pursuant to the provision in this Section 2(e) and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one
(1) business day of receipt of such Holder's

Conversion Notice. If such Holder and the Company are unable to agree upon the determination of the Conversion Price within one (1) business day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1) business day submit via facsimile the disputed determination of the Conversion Price to an independent, reputable accounting firm of national standing acceptable to the Company and such Holder of Series D Preferred Shares. The Company shall cause such accounting firm to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) business days from the time it receives the disputed determinations or calculations. Such accounting firm's determination shall be binding upon all parties absent manifest error. If as a result of such determination by the accounting firm the Company is required to issue additional shares of Common Stock to a Holder, the Company or the Transfer Agent, as applicable, shall on the next business day following the date such determination is made, issue such shares of Common Stock in accordance with the options set forth in the last sentence of Section 2(e)(ii) above. The reasonable fees and expenses of the accounting firm shall be borne by the party whose calculations is furthest from the accounting firm's determination.

                           (iv)     RECORD HOLDER. The Person or Persons
entitled to receive the shares of Common Stock issuable upon a conversion of Series D Preferred Shares shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Conversion Date.

                           (v)      COMPANY'S FAILURE TO TIMELY CONVERT. If the
Company shall fail (other than as a result of the situations described in Section 4(a) with respect to which the Holder has elected, and the Company has satisfied its obligations under, one of the options set forth in subparagraphs
(i) through (v) of Section 4(a)) or pursuant to the Blocker Provision to issue to a Holder on a timely basis as described in this Section 2(e), a certificate for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series D Preferred Shares, the Company shall pay damages to such Holder equal to actual damages incurred by such Holder as a result of such Holder's needing to "buy in" shares of Common Stock to satisfy its securities delivery requirements ("BUY IN ACTUAL DAMAGES").

                  (f) FRACTIONAL SHARES. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series D Preferred Share by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                  (g) TAXES. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series D Preferred Shares.

         (3)      REDEMPTION.

                  (a)      RIGHT TO REQUIRE REDEMPTION UPON TRIGGERING EVENT.

                           (i)      TRIGGERING EVENT. In addition to all other
rights of the Holders of Series D Preferred Shares contained in this Certificate of Designations (including, without limitation, the provisions of Section 2), after a Triggering Event (as defined in Section 3(c) below), each Holder of Series D Preferred Shares shall have the right in accordance with Section 3(e), at such Holder's option, to require the Company to redeem all or a portion of such Holder's Series D Preferred Shares at a price per Series D Preferred Share equal to the greater of (x) the product of (A) the aggregate number of shares of Common Stock for which such Holder would be entitled to receive if the Series D Preferred Shares that it holds would be converted as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open, multiplied by (B) the Average Market Price of the Common Stock on such date and (y) the product of (A) the Stated Value plus all accrued and unpaid dividends thereon, multiplied by (B) 125% (the "TRIGGERING EVENT REDEMPTION PRICE"). The provisions of this Section 3(a)(ii) shall not be deemed to restrict the ability of a Holder to convert the Series D Preferred Shares pursuant to the provisions of Section 2 at any time and from time to time before such Holder receives the Triggering Event Redemption Price.

                           (ii)     A "TRIGGERING EVENT" shall be deemed to have
occurred at such time as any of the following events:

                                    (x)      notice from the Company that Common
Stock issued or issuable upon conversion of the Series D Preferred Shares cannot be sold under the Registration Statement covering such Common Stock (the "SUSPENSION PERIOD"), for any period of ten consecutive trading days or any twenty non-consecutive trading days during any period of 180 consecutive days that is (A) after the date the Registration Statement has been declared effective by the SEC and (B) prior to the time that the securities issuable upon conversion of the Series D Preferred Shares may be sold without limitation in accordance with Rule 144(k) under the Securities Act of 1933, as amended (the "1933 ACT"); PROVIDED, that any demand for redemption under this Section 3(a)(i) must be made by a Holder of Series D Preferred Shares within 30 days after receipt of notice from the Company of the termination of the Suspension Period; PROVIDED, FURTHER, that if the aggregate number of days in all Suspension Periods (the "SUSPENSION DAYS") is equal to or greater than thirty (30) days, then the Mandatory Redemption Date may, at the option of the Holder, be extended by the aggregate number of Suspension Days.

                                    (y)      the failure of the Common Stock or
the Conversion Shares to be listed on the American Stock Exchange (the "AMEX"), the New York Stock Exchange ("NYSE") or the NASDAQ for a period of 10 days during any period of 12 months (the "DELISTING PERIOD"); PROVIDED, HOWEVER, that any demand for redemption under this Section 3(a)(ii) must be made by a Holder within 30 days after receipt of the Notice of Triggering Event (as defined in Section 3(e)); or

                                    (z)      the Company's notice to any Holder
of Series D Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Series D Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section 4(a) below, except in any case in which the basis for such intention by the Company is a bona fide dispute as to the right of such Holder to such conversion.

                                    (b) REDEMPTION UPON MAJOR TRANSACTION.

                                    (i)      If any Series D Preferred Shares
remain outstanding on the date on which a Major Transaction is consummated (the "Major Transaction Date"), the Company or its successor on the Major Transaction Date, shall redeem for cash all of such Holder's outstanding Series D Preferred Shares at a price per Series D Preferred Share equal to (A) the product of the Stated Value, multiplied by 125%, plus (B) all accrued and unpaid dividends thereon ("Major Transaction Redemption Price"). The provisions of this Section 3(b)(i) shall not be deemed to restrict the ability of a Holder to convert Series D Preferred Shares pursuant to the provisions of Section 2 at any time and from time to time before the Major Transaction Date.

                                    (ii)     A "Major Transaction" means the
occurrence at such time of any of the following events:

                                             (x)      the consummation of a
consolidation, merger or reorganization of the Company with or into another Person (other than (x) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (y) pursuant to a consolidation, merger or reorganization after which the holders of the Company's outstanding capital stock immediately prior to the consolidation, merger or reorganization own a number of shares of the resulting company's outstanding capital stock sufficient to elect a majority of the resulting company's board of directors);

                                             (y)      the consummation of a
sale, transfer, lease, disposal or abandonment (whether in one transaction or in a series of transactions) of all or substantially all of the Company's assets (other than a sale or transfer to an entity controlling, controlled by or under common control with the Company), provided that the ClickShip Distribution or the ClickShip Disposition shall not be considered such a sale, transfer, lease, disposal or abandonment; or

                                             (z)      the consummation of a
purchase, tender or exchange offer for more than 50% of the outstanding shares of Common Stock or other voting securities of the Company is made and accepted by the holders thereof.

                                    (iii)    Within five (5) days after the
Company enters into an agreement to effect a Major Transaction but not prior to the public announcement of such Major Transaction or the public announcement of a third party tender offer that would, if consummated, constitute a Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to each Holder.

                           (c)      [Intentionally left blank.]

                           (d)      MANDATORY REDEMPTION. If any of the Series D
Preferred Shares remain outstanding on September 29, 2002 (the "MANDATORY REDEMPTION DATE") (subject to extension as provided in Section 3(c)(i) above), then the Company shall be required to redeem all of such Series D Preferred Shares at a price per Series D Preferred Shares equal to (i) the Stated Value plus all accrued and unpaid dividends thereon (the "MANDATORY REDEMPTION PRICE" and together with the Major Transaction Redemption Price, and the Triggering Event Redemption Price, each a "REDEMPTION PRICE"). Mandatory Redemption Price payments made with respect to Series D Preferred Shares shall be made, subject to the terms hereof, in cash, or at the option and in the sole discretion of the Board of Directors of the Company, in full or in part, by issuing validly issued, fully paid and nonassessable shares of Common Stock (such shares of Common Stock "REDEMPTION SHARES"); provided that the shares of Common Stock so issued are covered by an effective Registration Statement or may otherwise be sold without limitation in accordance with Rule 144(k) under the 1933 Act. The number of shares of Common Stock to be so issued shall be equal to the quotient of (a) the Stated Value plus all accrued and unpaid dividends thereon, divided by (b) 90% times the amount equal to the average of the Closing Bid Prices for the ten trading days immediately preceding such date. If the Board of Directors shall elect to pay any part of a Mandatory Redemption Price by such issuance of Common Stock, the Company shall provide notice (the "COMMON STOCK REDEMPTION ELECTION NOTICE") to such effect to the Holders of the Series D Preferred Shares by no later than ninety (90) days prior to the Mandatory Redemption Date. If the Company shall not provide a Common Stock Redemption Election Notice, the Mandatory Redemption Price shall be paid in cash.

                           (e)      MECHANICS OF REDEMPTION.

                                    (i)      UPON TRIGGERING EVENT. Within one
day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier to each Holder (each a "NOTICE OF TRIGGERING EVENT"). At anytime after receipt of a Notice of Triggering Event, but only for so long as the facts giving rise to the Triggering Event continue to exist, any Holder may require the Company to redeem all or any portion of its Series D Preferred Shares by delivering written notice thereof via facsimile or overnight courier (each a "NOTICE OF VOLUNTARY REDEMPTION UPON TRIGGERING EVENT") to the Company, which Notice of Voluntary Redemption Upon Triggering Event shall indicate (A) the number of Series D Preferred Shares that such Holder is requesting redemption for and (B) the Triggering Event Redemption Price as calculated pursuant to Section 3(a)(ii) above.

                                    (ii)     UPON MAJOR TRANSACTION. Within two
business days after receipt of the Major Transaction Redemption Price in cash, the Holders shall surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent. As of the Major Transaction Date, no Person shall have any rights in respect of Series D Preferred Shares, except the right to receive the Major Transaction Redemption Price.

                                    (iii)    UPON MANDATORY REDEMPTION DATE.
Within two business days after receipt of the Mandatory Redemption Price in cash and/or shares of Common Stock, the Holders shall surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent. As of the Mandatory Redemption Date, no Person shall have any rights in respect of Series D Preferred Shares, except the right to receive the Mandatory Redemption Price.

                           (f)      COMPANY REDEMPTION OPTION. In addition to
the foregoing, provided that the shares of Common Stock issued and issuable upon conversion of the Series D Preferred Shares are covered by an effective Registration Statement, at any time after the first Anniversary Date after the Initial Issuance Date, if the Closing Bid Price for the Common Stock is equal to no less than two times the Conversion Price on each of no less than twenty (20) consecutive trading days for the Common Stock, the Company, solely at its option, can elect, by delivering an irrevocable notice of such election within two (2) business days of the applicable twenty-day determination period (a "NOTICE OF COMPANY Redemption"), to redeem from all Holders the outstanding Series D Preferred Shares for which the Company has not received a Conversion Notice (the "COMPANY REDEMPTION OPTION") in cash at a price per Series D Preferred Share equal to the Stated Value per share of the Series D Preferred Shares plus accrued but unpaid dividends thereon (the "COMPANY REDEMPTION PRICE"), which Notice of Company Redemption shall specify the date for such redemption which date shall not be less than ten (10) days after receipt by the Holder of the Notice of Company Redemption. The provisions of this Section 3(f) shall not be deemed to restrict the ability of a Holder to convert the Series D Preferred Shares pursuant to the provisions of Section 2 at any time and from time to time before such Holder receives the Company Redemption Price.

                           (g)      PAYMENT OF REDEMPTION PRICE UPON VOLUNTARY
REDEMPTION. Upon the Company's (i) receipt of a Notice of Voluntary Redemption Upon Triggering Event from any Holder, or (ii) delivery of a Notice of Company Redemption, the Company shall immediately notify such Holder by facsimile of the mechanics of the delivery of each Holder's Preferred Stock Certificate and, if applicable, the Company's receipt of such requisite notice necessary to effect a redemption and such Holder of Series D Preferred Shares shall thereafter promptly send such Holder's Preferred Stock Certificates to be redeemed to the Company or its Transfer Agent (or an indemnification undertaking with respect to such shares in the case of their loss, the theft or destruction pursuant to the provisions set forth in Section 12 hereof). The Company shall deliver the applicable Redemption Price, or Company Redemption Price, as applicable, to such Holder within ten (10) days after the Company's receipt of the requisite notice required to affect a redemption or the Company's delivery of a Notice of Company Redemption; PROVIDED, that a Holder's Preferred Stock Certificates shall have been so delivered to the Company or its Transfer Agent (or an indemnification undertaking with respect to such shares in the case of their loss, the theft or destruction pursuant to the provisions set forth in Section 12 hereof); PROVIDED further that if the Company is unable to redeem all of the Series D Preferred Shares, the Company shall redeem an amount from each Holder of Series D Preferred Shares equal to such Holder's pro rata amount (based on the number of Series D Preferred Shares held by such Holder relative to the number of Series D Preferred Shares outstanding) of all Series D Preferred Shares being redeemed. If the

Company shall fail to redeem all of the Series D Preferred Shares submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the applicable Redemption Price), in addition to any remedy such Holder of Series D Preferred Shares may have under this Certificate of Designations and the Purchase Agreement, among the Company and the initial Buyers named therein, the applicable Redemption Price or Company Redemption Price, as applicable, payable in respect of such unredeemed Series D Preferred Shares shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full. Until the Company pays such unpaid Redemption Price or Company Redemption Price, as applicable, in full to each Holder, Holders of the Series D Preferred Shares then outstanding, including shares of Series D Preferred Shares submitted for redemption pursuant to this Section 3 and for which the applicable Redemption Price or Company Redemption Price, as applicable, has not been paid, shall have the option (the "VOID REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to each Holder all of the Series D Preferred Shares that were submitted for redemption by such Holder under this
Section 3 and for which the applicable Redemption Price or Company Redemption Price, as applicable, has not been paid, by sending written notice thereof to the Company via facsimile or by courier (the "VOID REDEMPTION NOTICE"). Upon the Company's receipt of such Void Redemption Notice and prior to payment of the full applicable Redemption Price or Company Redemption Price, as applicable, to each Holder, (i) the Notice of Voluntary Redemption Upon Major Transaction, Notice of Voluntary Redemption Upon Triggering Event or Company Redemption Price, as applicable, shall be null and void with respect to those Series D Preferred Shares submitted for redemption and for which the applicable Redemption Price or Company Redemption Price, as applicable, has not been paid, and (ii) the Company shall immediately return any Series D Preferred Shares submitted to the Company by each such Holder for redemption under this Section 3(g) and for which the applicable Redemption Price or Company Redemption Price, as applicable, has not been paid. Notwithstanding the foregoing, in the event of a dispute as to the determination of the arithmetic calculation of the applicable Redemption Price, such dispute shall be resolved pursuant to the provisions set forth in Section 2(e)(iii) above. Payments provided for in this
Section 3 in connection with a Redemption Upon a Major Transaction shall have priority to payments to other stockholders in connection with a Major Transaction.

         (4)      INABILITY TO FULLY CONVERT.

                  (a) HOLDER'S OPTION IF COMPANY CANNOT FULLY CONVERT. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, including without limitation the NASDAQ, from issuing all of the Common Stock which is to be issued to a Holder pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such Holder's Conversion Notice and pursuant to Section 2(e) above and, with respect to the unconverted Series D Preferred Shares, the Holder, solely at such Holder's option, can elect to (unless the Company issues and delivers the Common Stock underlying the unconverted Series D Preferred Shares prior to the Holder's election hereunder, in which case such Holder shall only be entitled to receive Buy In Actual Damages under Section 2(e)(v)):

                           (i)      require the Company to redeem from such
Holder those Series D Preferred Shares for which the Company is unable to issue Common Stock in accordance with such Holder's Conversion Notice ("DEFAULT REDEMPTION") at a price per Series D Preferred Share equal to the Triggering Event Redemption Price as of such Conversion Date ("DEFAULT REDEMPTION PRICE");

                           (ii)     if the Company's inability to fully convert
Series D Preferred Shares is pursuant to Section 4(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such Holder's Conversion Notice pursuant to Section 2(e) above;

                           (iii)    void its Conversion Notice and retain or
have retained, as the case may be, the nonconverted Series D Preferred Shares that were to be converted pursuant to such Holder's Conversion Notice; or

                           (iv)     if the Company's inability to fully convert
Series D Preferred Shares is pursuant to the rules and regulations described in
Section 4(a)(y) above, require the Company to issue shares of Common Stock in accordance with such Holder's Conversion Notice and pursuant to Section 2(e) above at a Conversion Price equal to the Average Market Price of the Common Stock on the date preceding such Holder's Notice in Response to Inability to Convert (as defined below).

                  (b) MECHANICS OF FULFILLING HOLDER'S ELECTION. The Company shall immediately send via facsimile to a Holder of Series D Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such Holder which cannot be fully satisfied as described in Section 4(a) above, a notice of the Company's inability to fully satisfy such Holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such Holder's Conversion Notice, (ii) the number of Series D Preferred Shares which cannot be converted and (iii) the Default Redemption Price. Such Holder must within five (5) business days of receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Company ("NOTICE IN RESPONSE TO INABILITY TO CONVERT") of its election pursuant to Section 4(a) above.

                  (c) PAYMENT OF DEFAULT REDEMPTION PRICE. If such Holder shall elect to have its shares redeemed pursuant to Section 4(a)(i) above, the Company shall pay the Default Redemption Price in cash to such Holder within ten
(10) days of the Company's receipt of the Holder's Notice in Response to Inability to Convert. If the Company shall fail to pay the Default Redemption Price to such Holder on a timely basis as described in this Section 4(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Default Redemption Price), in addition to any remedy such Holder of

Series D Preferred Shares may have under this Certificate of Designations and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full. Until the full Default Redemption Price is paid in full to such Holder, such Holder may void the Default Redemption with respect to those Series D Preferred Shares for which the full Default Redemption Price has not been paid and receive back such Series D Preferred Shares. Notwithstanding the foregoing, if the Company fails to pay the Default Redemption Price within such ten (10) day time period due to a dispute as to the determination of the arithmetic calculation of the Default Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above.

                  (d) PRO-RATA CONVERSION AND REDEMPTION. In the event the Company receives a Conversion Notice from more than one Holder on the same day and the Company can convert and redeem some, but not all, of the Series D Preferred Shares pursuant to this Section 4, the Company shall convert and redeem from each Holder electing to have Series D Preferred Shares converted and redeemed at such time an amount equal to such Holder's pro rata amount (based on the number of Series D Preferred Shares held by such Holder relative to the number of Series D Preferred Shares outstanding) of all Series D Preferred Shares being converted and redeemed at such time.

         (5) REISSUANCE OF CERTIFICATES. In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Series D Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Series D Preferred Shares a preferred stock certificate representing the remaining Series D Preferred Shares which have not been so converted or redeemed.

         (6) RESERVATION OF SHARES. The Company shall, so long as any of the Series D Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series D Preferred Shares then outstanding and otherwise as set forth in the Purchase Agreement; PROVIDED, that such shares of Common Stock so reserved shall be allocated for issuance upon conversion of Series D Preferred Shares pro rata among the Holders of Series D Preferred Shares based on the number of Series D Preferred Shares held by such Holder relative to the total number of outstanding Series D Preferred Shares.

         (7) DIVIDENDS. The Holders of the outstanding Series D Preferred Shares shall be entitled to receive cumulative dividends at the rate of 6.5% per annum of the Stated Value per Series D Preferred Share. Such dividends shall be payable quarterly in arrears on the last day of March, June, September and December of each year, commencing on December 31, 2000 (each of such dates being a "DIVIDEND PAYMENT DATE"). Such dividend shall accrue on each Series D Preferred Share from the Initial Issuance Date (with appropriate proration for any partial dividend period) and shall accrue from day-to-day, whether or not earned or declared. Dividend payments made with respect to Series D Preferred Shares shall be made, subject to the terms hereof, in cash when and as declared by the Board of Directors out of funds legally available therefor, or at the option and in the sole discretion of the Board of Directors of the Company, in full or in part, by issuing validly issued, fully paid and nonassessable shares of Common Stock (such shares of Common Stock "DIVIDEND SHARES"); provided that the shares of Common Stock so issued are covered by the Registration Statement or may otherwise be sold without limitation in accordance with Rule 144(k) under the 1933 Act. The number of shares of Common Stock to be so issued shall be equal to the quotient of (a) the amount of the dividend to be paid on such Dividend Payment Date which is not being paid in cash, divided by (b) 90% times the amount equal to the average of the Closing Bid Prices for the ten trading days immediately preceding such date. If the Board of Directors shall elect to pay any part of a dividend by such issuance of Common Stock, the Company shall provide an irrevocable notice (the "COMMON STOCK ELECTION NOTICE") to such effect to the Holders of the Series D Preferred Shares by no later than twenty
(20) days prior to the applicable Dividend Payment Date. If the Company shall not provide a Common Stock Election Notice, the applicable dividend shall be paid in cash. The issuance of such Common Stock (plus the amount of cash dividend, if any, paid together therewith) shall constitute full payment of such dividend. In no event shall an election by the Board of Directors to pay dividends, in full or in part, in cash on any Dividend Payment Dates preclude the Board of Directors from electing any other available alternative in respect of all or any portion of any subsequent dividend.

         (8) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of the Series D Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), after payment to holders of indebtedness which indebtedness shall be senior in rank to the Series D Preferred Stock but before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series D Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series D Preferred Share equal to the product of (x) 125% and (y) the sum of (i) the Stated Value and (ii) all accrued and unpaid dividends thereon (such sum being referred to as the "LIQUIDATION VALUE"); PROVIDED, that if the Preferred Funds are insufficient to pay the full amount due to the holders of Series D Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series D Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Series D Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, as a percentage of the full amount of Preferred Funds payable to all holders of Series D Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

         (9) PREFERRED RANK. All shares of Common Stock of the Company, Class B Common Stock of the Company, Series A Convertible Preferred Stock of the Company, Series B Convertible Non-Voting Preferred Stock of the Company and Series C Junior Participating Preferred Stock of the Company shall be of junior rank to all Series D Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. All other shares of preferred stock shall not be of senior rank to all Series D Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. As long as the Series D Preferred Shares initially issued remain outstanding, then without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series D Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank or rank pari passu to the Series D Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series D Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Minnesota Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series D Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger, consolidation or reorganization of the Company with or into another corporation, the Series D Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

         (10) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS WITH RESPECT TO OTHER CAPITAL STOCK. Until all of the Series D Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, declare or pay any cash dividend or distribution on its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series D Preferred Shares except for
(a) the ClickShip Distribution that may be made in the sole discretion of the Board, and (b) the payment of cash for fractional shares in the event of a stock dividend, stock split, reverse stock split or similar transaction.

         (11)     VOTING RIGHTS AND RELATED MATTERS.

                  (a) The Holders of the outstanding Series D Preferred Shares shall have no voting rights, except as required by law, including, but not limited to, the laws of the State of Minnesota, and as expressly provided in this Certificate of Designations.

                  (b) The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series D Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred Shares.

         (12) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series D Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such Series D Preferred Shares into Common Stock; and provided, further, the Company may require such holder to post an indemnity bond for the reasonable value of the Series D Preferred Shares represented by the lost certificate(s) unless such holder was an original purchaser or the Series D Preferred Shares.

                                    EXHIBIT I

                           DAMARK INTERNATIONAL, INC.
                                CONVERSION NOTICE

Reference is made to the Certificate of the Designations, Preferences, Rights and Privileges of the 6.5% Cumulative Preferred Stock, Series D Pursuant to the Minnesota Business Corporation Act (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, stated value $100.00 per share (the "SERIES D PREFERRED SHARES"), of DAMARK International, Inc., a Minnesota corporation (the "COMPANY"), indicated below into shares of Common Stock, par value $.01 per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series D Preferred Shares specified below as of the date specified below.

   Date of Conversion:                             _____________________________

   Number of Series D
   Preferred Shares to be converted:               _____________________________

   Stock certificate no(s). of Series D Preferred
   Shares to be converted:                         _____________________________

Please confirm the following information:

   Conversion Price:                               _____________________________

   Number of shares of Common Stock
   to be issued:                                   _____________________________

Please issue and deliver the Common Stock and, if applicable, any check drawn on an account of the Company into which the Series D Preferred Shares are being converted in the following name and to the following address:

     Issue to:                                     _____________________________
                                                   _____________________________
                                                   _____________________________
                                                   _____________________________

     Facsimile Number:                             _____________________________

     Authorization:
                                                   _____________________________
                                                   By:__________________________
                                                   Title:_______________________

     Dated:                                        _____________________________